Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Announces Acquisition of Outstanding 55% Interest in Fortress North America

Transaction Builds Upon Prior Minority Ownership Stake and Advances Strategy to Accelerate Growth by Expanding into Adjacent Markets

OVERLAND PARK, Kan. (May 9, 2023) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today announced that it has acquired the outstanding 55% interest in Fortress North America (Fortress), a next-generation fire retardant company, bringing the company’s ownership stake to 100%. Building upon a previous 45% minority ownership stake that Compass Minerals has held in Fortress since January 2022, the transaction provides Compass Minerals full ownership of all Fortress assets, contracts and intellectual property.

“The value creation possible through the full integration of Fortress’ patented portfolio of next-gen fire retardant formulations with our extensive logistics and production capabilities made this acquisition a priority for our company,” said Kevin S. Crutchfield, president and CEO. “With the recent milestones attained by Fortress, our confidence in its earnings potential is bolstered as we gain a share of the next-gen fire retardant market, a counter-seasonal opportunity and sizeable addressable market that is now open to us. We are pleased to welcome the Fortress team into the Compass Minerals family.”

The leadership team at Fortress, including CEO Robert Burnham, will continue to lead and develop the business.

Founded in 2016, Fortress is a developer of proprietary formulations of magnesium chloride-based aerial and ground fire retardants proven to be more effective and safer on the environment than traditional fire retardants on the market. Magnesium chloride is already an existing product stream out of Compass Minerals’ Ogden, Utah, solar evaporation facility.

In December 2022, Fortress became the first new company in over two decades to have long-term aerial fire retardants added to the U.S. Forest Service’s (USFS) Qualified Product List (QPL). Fortress’ FR-100 Powder and FR-200 Liquid Concentrate products met and exceeded the USFS’ rigorous testing criteria in such categories as environmental effects and toxicity to aquatic and mammalian species, corrosion on a variety of aircraft metals, burn retardation efficacy and other qualifiers (e.g., long-term storability, acceptable viscosity and pumpability) and finally the completion of a live wildfire operational field evaluation. In May of 2023, Fortress entered into a contract with the USFS whereby Fortress will provide up to five mobile-deployed fire retardant air tanker bases, utilizing Fortress’ newly designed, state-of-the-art mixing units. These units are expected to be deployed to air bases where Fortress will supply product and attendant services for the 2023 fire season. Under the framework used by U.S. government agencies, including the USFS, to boost competition in critical sectors, a substantial portion of Fortress’ activity will be contracted by the USFS in fiscal 2023 specifically to enable and encourage Fortress to build additional scale. Fortress expects to continue to leverage Compass Minerals’ infrastructure, logistics, distribution network and operating expertise in an effort to further increase its market growth and competitiveness in 2024 and beyond.

Burnham commented, “Being fully integrated with Compass Minerals will represent a quantum leap forward for Fortress and empower us to scale up and compete in what has been a one-sided market. Achieving the recent milestone of becoming the first new company in more than two decades to have our aerial fire retardants fully approved on the Qualified Product List, followed by securing a binding supply agreement with the USFS, represents the culmination of a multi-year effort and shared vision between the Fortress and Compass Minerals teams. Now, with a robust portfolio of next-generation formulations in the pipeline and buttressed by the infrastructure available to us as part of Compass Minerals, we are shifting our focus to the rapid acceleration of our supply chain, logistics and manufacturing capabilities. The combination of Fortress and Compass Minerals is the next natural step toward our joint mission to establish Fortress as the market leader in next-gen fire retardants.”

Additional information regarding the transaction can be found on the investor relations section of the Compass Minerals website at compassminerals.com.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, the company is pursuing development of a sustainable lithium brine resource to support the North American battery market and is owner of Fortress North America, a next-generation fire retardant company. Compass Minerals operates 12 production and packaging facilities with nearly 2,000 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

About Fortress North America

With corporate locations in California and Montana, Fortress, founded in 2016, is a new and innovative fire-retardant company that has designed and developed the Fortress family of chemically advanced next-generation long-term fire retardants, engineered for environmental safety and superior efficacy. Visit www.fortressfrs.com for more information about the company and its products.

Forward Looking Statements

This press release may contain forward-looking statements. Forward-looking statements may generally be identified by the use of words such as “may”, “will”, “anticipate”, “expect”, “intend”, “seek”, “estimate”, “would”, “should”, “plan”, “potential”, “future”, “target”, “project” or variations of these words or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. Forward-looking statements may include, without limitation, statements about Compass Minerals’ or Fortress’ future performance or financial condition, the transaction, the sellers or their respective affiliates and the anticipated potential benefits of the transaction. These statements are based on Compass Minerals’ current expectations, estimates and projections and involve risks and uncertainties that could cause Compass Minerals’ or Fortress’ actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, including any amendments, as well as the company’s other SEC filings. Opinions expressed are current opinions as of the date hereof. Investors are cautioned not to place undue reliance on such forward-looking statements and should rely on their own assessment of an investment. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law.

Investor Contact	Media Contact
Brent Collins	Rick Axthelm
Vice President, Investor Relations	Chief Public Affairs and Sustainability Officer
+1.913.344.9111	+1.913.344.9198
InvestorRelations@compassminerals.com	MediaRelations@compassminerals.com